AgFeed Industries Welcomes Renowned Animal Nutrition Industry Expert Dr. Lixiang Zhang, Ph.D. as an Independent Board Member

NEW YORK, May 17, 2007 (PRIME NEWSWIRE) -- AgFeed Industries, Inc. (OTC BB:AGFI.OB - News) (website: http://www.agfeedinc.com), a leader in China’s premix animal nutrition industry and the first such company publicly traded in the US, today announced that Dr. Lixiang Zhang, Ph.D., a renowned animal nutrition industry expert in China and Professor of China’s Renmin University, has joined AgFeed as an independent board member.

Songyan Li, Ph.D., Chairman of AgFeed Industries commented: ``As China’s leading animal nutrition industry expert and management consultant, Dr. Zhang has an impeccable reputation and broad following in China’s animal nutrition industry. As AgFeed positions itself as a market leader and consolidator in China's $40 billion per year animal nutrition industry, we are honored to have a highly regarded industry expert such as Dr. Zhang as an independent member of our Board of Directors. We look forward to his guidance in industry consolidation opportunities that are beneficial to AgFeed.”

About Lixiang Zhang, Ph.D.

Lixiang Zhang, PhD, 41, is a leading expert in animal nutritional science and management consulting in China. Dr. Zhang is a Professor of Agricultural Management and has served as the Assistant Dean of the College of Agricultural Development at Renmin University of China since July 2003. Prior to that, Dr. Zhang was a PhD candidate in Management Science of the School of Business at Renmin University of China from July 2000 to July 2003. In addition, Dr. Zhang served as the Assistant Dean of the Social Sciences Department of Jinan University and the Director of the Strategic Planning Institute of Jinan University from July 1990 to July 2000. Also, Dr. Zhang served as President of the Magazine House of Public Relations Journal. In 2006, Dr. Zhang was awarded the title of Excellent Teacher by Renmin University. In 2005, he was named a Top Ten Enterprise Strategist by the Chinese government. In 2004, Dr. Zhang was named a Top Ten Best Management Consulting Expert by the Chinese Government. In 2002, he was awarded the top prize for Innovative Management Science by the Chinese Ministry of Commerce. Dr. Zhang has authored over 60 books and articles in the topics of agricultural science and management science. He has conducted management training programs for global companies including SONY, Panasonic, General Motors, Motorola, China Life Insurance, China Telecom among others. Dr. Zhang received a PhD in Management Science from Renmin University in 2003.

About AgFeed Industries, Inc.

AgFeed Industries is the first China-based animal nutritional product company publicly traded in the U.S. Through its operating subsidiaries which were founded in 1995 in China, AgFeed is a leading manufacturer, marketer and distributor of premix animal nutrition products targeting China's vast and growing animal feed market. China's animal feed market was approximately $40 billion in 2006 according to China Feed Industry Association.

Safe Harbor Statement and Disclaimer

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed’s filings with the Securities and Exchange Commission.

Contact:

BPC Financial Marketing
John Baldissera
800-368-1217

Source: AgFeed Industries, Inc.